Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of MEDI Group Limited:

We hereby consent to the inclusion in this post-effective amendment No. 4 to Form F-1 Registration Statement, No. 333-289774, of MEDI Group Limited and its subsidiaries (the “Company”) of our report dated December 1, 2025 with respect to our audit of the Company’s combined financial statements as of and for the years ended June 30, 2025 and 2024. Our report contained an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

Diamond Bar, California

March 19, 2026